Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of VBI Vaccines Inc. on Form S-3 (No. 333-XXXX) to be filed on or about May 15, 2017 of our report dated March 20, 2017, on our audit of the consolidated financial statements as of December 31, 2016 and for the year then ended, which report was included in the Annual Report on Form 10-K filed March 20, 2017. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3.

/s/ EISNERAMPER LLP

Iselin, New Jersey
May 15, 2017